Exhibit 10.12

EMPLOYMENT AGREEMENT

Paul J. Evans

This EMPLOYMENT AGREEMENT, dated as of January 3, 2012 (this “Agreement”), is by and between MYR Group Inc., a Delaware corporation (the “Company”), and Paul J. Evans, (the “Key Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to secure the benefit of the Key Employee’s experience and ability by employing the Key Employee in the capacity and on the terms set forth below, and the Key Employee desires to commit to serve the Company on the terms herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1          Definitions.

(a)           “Base Salary” means the Key Employee’s base salary as in effect from time to time, as described in Section 2.3(a).

(b)           “Board” means the Board of Directors of the Company.

(c)           “Cause” means:

(i)            A material breach by the Key Employee of Sections 3.9(b), (c), (d), (e) or (f) of this Agreement (regarding the non-competition, non-solicitation and confidentiality provisions);

(ii)           The commission of a criminal act by the Key Employee against the Company, including but not limited to fraud, embezzlement or theft;

(iii)          The conviction or plea of no contest or nolo contendere of the Key Employee for any felony or any misdemeanor that may result in a term of imprisonment greater than one (1) year; or

(iv)          The Key Employee’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of this Agreement which is not remedied within thirty (30) days after the Key Employee’s receipt of written notice from the Company.

Notwithstanding the foregoing, the Key Employee shall not be deemed to have been terminated for Cause pursuant to this Section 1.1(c) unless and until there shall have been delivered to the

Key Employee a copy of a resolution duly adopted by at least seventy-five percent (75%) of the entire membership of the Board (not including for this purpose the Key Employee if the Key Employee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to the Key Employee and a reasonable opportunity for the Key Employee, together with the Key Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Key Employee engaged in conduct set forth in this Section 1.1(c).

(d)           “Change in Control” means the occurrence of a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets,” as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii), respectively.

(e)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)            “Code” means the Internal Revenue Code of 1986, as amended and any regulations thereunder.

(g)           “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the Key Employee is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health benefit plan covering employees of the Company for a period of not less than three months.

(h)           “Good Reason” means:

(i)            a reduction of the Key Employee’s Base Salary and/or annual target bonus opportunity without the Key Employee’s prior written consent;

(ii)           the relocation of the Key Employee’s primary work site to a location greater than fifty (50) miles from the Key Employee’s work site as of the Effective Date; or

(iii)          any other material breach by the Company of a material provision of this Agreement for which the Key Employee shall have given the Company written notice of such breach and the Company shall have failed to cure such breach within thirty (30) days after receipt of such notice.

Notwithstanding the foregoing, solely with respect to a termination of employment by the Key Employee during the Protection Period, in addition to clauses (i), (ii) and (iii), “Good Reason,” shall also mean a material reduction of the Key Employee’s duties (without the Key Employee’s prior written consent) from those in effect as of the Effective Date or as subsequently agreed to by the Key Employee and the Company for which the Key Employee shall have given the Company written notice of such breach and the Company shall have failed to cure such breach within thirty (30) days after receipt of such notice.

(i)            “Post-Termination Period” means the period beginning on the date that the Key Employee’s employment terminates and ending on the first anniversary of such date.

(j)            “Protection Period” means the period beginning on the date of the occurrence of a Change in Control and ending 12 months following the occurrence of a Change in Control.

(k)           “Severance Pay” means

(i)            two (2) times the sum of the Key Employee’s annual Base Salary and Target Bonus as of the date of the Key Employee’s termination of employment (without giving effect to any reduction that would otherwise constitute Good Reason), in the case of a termination Without Cause outside the Protection Period or a termination by the Key Employee with Good Reason outside the Protection Period; and

(ii)           three (3) times the sum of the Key Employee’s annual Base Salary and Target Bonus as of the date of the Key Employee’s termination of employment, or if higher, the Key Employee’s annual Base Salary and Target Bonus for the fiscal year immediately preceding the fiscal year in which there occurs a Change in Control, in the case of a termination Without Cause during the Protection Period or a termination by the Key Employee for Good Reason during the Protection Period.

(l)            “Severance Period” means the two (2) year period following the date of the Key Employee’s termination of employment, in the case of a termination Without Cause or a termination by the Key Employee for Good Reason, whether or not during the Protection Period.

(m)          “Without Cause” means termination by the Company of the Key Employee’s employment at the Company’s sole discretion for any reason, other than by reason of the Key Employee’s death or Disability, and other than a termination based upon Cause.

1.2          Interpretations.  In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1          Term.  The term of this Agreement shall be for a period commencing on January 3, 2012 (the “Effective Date”) and ending on December 20, 2012 (the “Initial Term”), provided, however, that this Agreement shall automatically be extended for an additional one-year period at the end of the Initial Term and each one-year anniversary thereafter (each a “Renewal Term” and together with the Initial Term being referred to herein as the “Employment Term”), unless not later than one-hundred eighty (180) days prior to the end of the then-current period, either the Key Employee or the Company shall have provided written notice to the other party that it does not wish to extend this Agreement; provided, further, that if there occurs a Change in Control during the Employment Term, the Employment Term shall automatically be extended for an additional one-year period (in addition to any then remaining Initial Term or a Renewal Term, as applicable).

2.2          Position, Duties and Services.  The Key Employee shall serve in the position of Vice President, Chief Financial Officer and Treasurer and shall have duties and responsibilities consistent with an executive serving in such capacity.  The Key Employee shall perform such duties and responsibilities diligently and to the best of the Key Employee’s abilities.  The Key Employee’s employment will be subject to the supervision and direction of the Chief Executive Officer of the Company and the Board.

2.3          Compensation.

(a)           Base Salary.  The Key Employee shall receive an initial Base Salary at the rate of three-hundred thousand dollars ($300,000) per annum payable in periodic installments in accordance with the Company’s normal payroll practices and procedures, which Base Salary may be increased (but not decreased) by the Board or (a committee thereof) from time to time.

(b)           Target Bonus.  During the Employment Term, the Key Employee shall be eligible to receive an annual target bonus (the “Target Bonus”) based on the achievement of annual performance objectives, as determined by the Board (or a committee thereof) in its discretion.

(c)           Incentive, Savings, Profit Sharing, and Retirement Plans.  During the Employment Term, the Key Employee shall be entitled to participate in all incentive, savings, profit sharing and retirement plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.

(d)           Welfare Benefit Plans.  During the Employment Term, the Key Employee and/or the Key Employee’s family, as the case may be, shall be eligible for participation in and will receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.

2.4          Severance Benefit.  The Key Employee shall be entitled to receive the severance benefits described in ARTICLE III upon the Key Employee’s termination of employment during the Employment Term, provided the Key Employee satisfies the requirements outlined in ARTICLE III.

2.5          Indemnification.  The Company shall (i) indemnify, hold harmless and defend the Key Employee to the extent permitted under applicable law from and against reasonable costs, including reasonable attorney’s fees, incurred by the Key Employee in connection with or arising out of any acts or decisions made by the Key Employee in the course and scope of the Key Employee’s employment hereunder and (ii) pay all reasonable expenses and reasonable attorney’s fees actually incurred by the Key Employee in connection with or relating to the defense of any claim, action, suit or proceeding by any third party against the Key Employee arising out of or relating to any acts or decisions made by the Key Employee in the course and scope of the Key Employee’s employment hereunder; provided, however, that such indemnification shall not apply with respect to the commission of a criminal act or any gross misconduct by the Key Employee.  This Section 2.5 shall survive the termination or expiration of this Agreement.

ARTICLE III

EARLY TERMINATION

3.1          Death.  Upon the death of the Key Employee during the Employment Term, this Agreement shall terminate and the Key Employee’s estate shall be entitled to payment of the Key Employee’s Base Salary through the date of such termination plus any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant.  Payment of Base Salary through the date of termination and the payment of any other cash compensation to which the Key Employee is entitled under this Agreement that is not exempt from Code Section 409A shall be made in a lump sum payment as soon as administratively reasonable but not later than ninety (90) days following the date of the Key Employee’s death.

3.2          Disability.  In the event of the Key Employee’s Disability during the Employment Term, this Agreement and the Key Employee’s employment with the Company shall terminate and the Key Employee shall be entitled to payment of the following benefits: (a) the Key Employee’s Base Salary through the date of such termination; (b) long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly situated employees of the Company in which the Key Employee is a participant; and (c) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant.  Subject to Section 3.12(a), the payment of Base Salary through the date of termination and the payment of any other cash compensation to which the Key Employee is entitled under this Agreement that is not exempt from Code Section 409A shall be made in a lump sum payment as soon as administratively reasonable but not later than ninety (90) days following the date of the Key Employee’s termination.  Subject to Section 3.12(a) and Section 3.12(b), reimbursements or in-kind benefits to which the Key Employee is entitled that are not exempt from Code Section 409A shall be paid as soon as administratively reasonable following the date of payments as set forth in this Agreement, or the applicable plan, practice, policy or program.

3.3          Termination for Cause by Company.  If the Key Employee’s employment is terminated during the Employment Term for Cause, the Company shall pay the Key Employee through the date of termination (a) the Key Employee’s Base Salary in effect at the time notice of termination is given at the applicable payment date under the Company’s regular and customary payroll practices and (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant.

3.4          Termination Without Good Reason by the Key Employee.  If the Key Employee terminates the Key Employee’s employment with the Company during the Employment Term without Good Reason, whether or not during the Protection Period, the Company shall pay the Key Employee through the date of termination (a) the Key Employee’s Base Salary in effect at the time notice of termination is given at the applicable payment date under the Company’s regular and customary payroll practices and (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant.

3.5          Termination Without Cause or for Good Reason Outside the Protection Period.  If, during the Employment Term and outside the Protection Period, the Key Employee’s employment is terminated by the Company Without Cause or the Key Employee terminates the Key Employee’s employment with the Company for Good Reason, the Key Employee shall be entitled to (a) the Key Employee’s unpaid Base Salary through the date of termination; (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant in accordance with the terms and conditions of such compensation and benefit plans; (c) a lump sum payment equal to the Key Employee’s Severance Pay; and (d) a lump sum payment equal to the product of (i) the number of months in the Severance Period multiplied by (ii) the monthly cost of maintaining health benefits for the Key Employee (and the Key Employee’s spouse and eligible dependents) as of the date of the Key Employee’s termination of employment under a group health plan of the Company for purposes of COBRA, on an after-tax basis and excluding any short-term or long-term disability insurance benefits.  Unless otherwise indicated in this Agreement and subject to Section 3.12(a), the payment of Base Salary through the date of termination and the payment of any other cash compensation to which the Key Employee is entitled under this Agreement that is not exempt from Code Section 409A shall be made in a lump sum payment as soon as administratively reasonable but not later than ninety (90) days following the date of the Key Employee’s termination.  Subject to Section 3.12(a) and Section 3.12(b), reimbursements or in-kind benefits to which the Key Employee is entitled that are not exempt from Code Section 409A shall be paid as soon as administratively reasonable following the date of payments as set forth in this Agreement, or the applicable plan, practice, policy or program.  Subject to Section 3.8 and Section 3.12(a), the payment of any Severance Pay and any amounts in respect of health benefits shall be made (or commence) in the month immediately following the month in which the waiver and release of claims described in Section 3.8 becomes non-revocable, except that, if the maximum period in which the waiver and release of claims described in Section 3.8 may be revoked ends in the year following the year in which Key Employee incurs a “Separation from Service” (as such term is defined in Treasury regulations issued under Code Section 409A), then the date on which the waiver and release of claims described in Section 3.8 becomes non-revocable will be deemed to be the later of the (A) the first business day in the year following the year in which Key Employee incurs a Separation from Service and (B) the date on which the waiver and release of claims described in Section 3.8 becomes non-revocable (without regard to this exception).

3.6          Termination Without Cause or for Good Reason During the Protection Period.  If, during the Employment Term and during the Protection Period, the Key Employee’s employment is terminated by the Company Without Cause or the Key Employee terminates the Key Employee’s employment with the Company for Good Reason, the Key Employee shall be entitled to (a) the Key Employee’s unpaid Base Salary through the date of termination; (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant in accordance with the terms and conditions of such compensation and benefit plans; (c) a lump sum payment equal to the Key Employee’s Severance Pay; and (d) a lump sum payment equal to the product of (i) the number of months in the Severance Period multiplied by (ii) the monthly cost of maintaining health benefits for the Key Employee (and the Key Employee’s spouse and eligible dependents) as of the date of the Key Employee’s termination of employment under a group health plan of the Company for purposes of COBRA, on an after-tax basis and excluding any short-term or long-term disability insurance benefits.  Unless otherwise indicated in this Agreement and subject to Section 3.12(a), the payment of Base Salary through the date of termination and the payment of any other cash compensation to which the Key Employee is entitled under this Agreement that is not exempt from Code Section 409A shall be made in a lump sum payment as soon as administratively reasonable but not later than ninety (90) days following the date of the Key Employee’s termination.  Subject to Section 3.12(a) and Section 3.12(b), reimbursements or in-kind benefits to which the Key Employee is entitled that are not exempt from Code Section 409A shall be paid as soon as administratively reasonable following the date of payments as set forth in this Agreement, or the applicable plan, practice, policy or program.  Subject to Section 3.8 and Section 3.12(a), the payment of any Severance Pay and any amounts in respect of health benefits shall be made (or commence) in the month immediately following the month in which the waiver and release of claims described in Section 3.8 becomes non-revocable, except that, if the maximum period in which the waiver and release of claims described in Section 3.8 may be revoked ends in the year following the year in which Key Employee incurs a Separation from Service, then the date on which the waiver and release of claims described in Section 3.8 becomes non-revocable will be deemed to be the later of the (A) the first business day in the year following the year in which Key Employee incurs a Separation from Service and (B) the date on which the waiver and release of claims described in Section 3.8 becomes non-revocable (without regard to this exception).  In the event of the Key Employee’s termination under this Section 3.6, the Key Employee shall not be bound by the provisions of Section 3.9(b).

3.7          Termination of Company’s Obligations.  Upon termination of the Key Employee’s employment for any reason, the Company’s obligations under this Agreement shall terminate and the Key Employee shall be entitled to no compensation and benefits other than that provided in this ARTICLE III and Section 2.5.  Notwithstanding such termination, the parties’ obligations under Sections 2.5 and 3.9 of this Agreement shall remain in full force and effect.

3.8          Release.  Notwithstanding the foregoing provisions of this ARTICLE III, the Key Employee shall be entitled to the additional benefits specified in Section 3.5 (regarding termination Without Cause or for Good Reason outside the Protection Period) and Section 3.6 (regarding termination Without Cause or for Good Reason during the Protection Period) (i.e., those in addition to the payment of the Key Employee’s Base Salary through the date of termination and any benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which the Key Employee is a participant), only upon the Key Employee’s execution (and non-revocation) and delivery to the Company of a waiver and release of all claims substantially in the form used by the Company for similarly situated employees, which execution (and non-revocation) and delivery must occur before the forty-fifth (45th) day immediately following the date of termination.  The Company shall have no obligations under Section 3.5 and Section 3.6, as applicable, if the Key Employee fails to deliver (and not revoke) the executed waiver and release of claims to the Company within the specified period of time.  Notwithstanding the foregoing, if the Company does not deliver the form of release to the Key Employee within three (3) business days following the date of termination, then any requirement for the Key Employee to execute (and not revoke) and deliver the release as a condition of receiving any payments under Section 3.5 and Section 3.6, as applicable, will have no effect, and the Key Employee will be entitled to receive any payments to which the Key Employee otherwise qualifies under Section 3.5 and Section 3.6, as applicable.

3.9          Non-Competition; Non-Solicitation; Confidentiality.

(a)           The Key Employee acknowledges and agrees that: (i) the Company is engaged in the business of power line and commercial/industrial electrical construction services for electric utilities, telecommunication providers, commercial/industrial facilities, and government agencies and electrical construction and maintenance services for industrial and power generation clients (the “Business”); (ii) the Business is intensely competitive; (iii) the Key Employee’s customer relationships are near permanent and but for the Key Employee’s association with the Company, the Key Employee would not have had contact with the customers; (iv) the Key Employee will continue to develop and have access to and knowledge of non-public information of the Company and its clients; (v) the direct or indirect disclosure of any such confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage to the Company; (vi) the Key Employee has developed goodwill with the Company’s clients at the substantial expense of the Company; (vii) but for the Key Employee entering into the covenants set forth in this Section 3.9, the Company would not have entered into this Agreement; (viii) the Key Employee engaging in any of the activities prohibited by this Section 3.9, would constitute improper appropriation and/or use of the Company’s confidential information and/or goodwill; (ix) the Key Employee’s association with the Company is expected to be critical to the success of the Company; (x) the services to be rendered by the Key Employee to the Company are of a special and unique character; (xi) the Company conducts the Business throughout North America; (xii) the noncompetition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable and it would not be reasonable for the Company to enter into this Agreement without obtaining such non-competition and other restrictive covenants and agreements; and (xiii) in light of the foregoing and of the Key Employee’s education, skills, abilities and financial resources, the Key Employee acknowledges and agrees that the Key Employee will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 3.9 would prevent the Key Employee from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b)           Agreement not to Compete.  The Key Employee will not, during the Key Employee’s employment and the Post-Termination Period, directly or indirectly, carry on or conduct, the Business or any business of the nature in which the Company or its subsidiaries are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or any new line of business with respect to which the Key Employee has created, received or had access to confidential information (as set forth below).  The Key Employee agrees that the Key Employee will not so conduct or engage in the Business or any such business in any capacity, including as an individual on the Key Employee’s own account or as a partner or joint venturer or as an employee, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation, provided, that the Key Employee may be a shareholder in any public corporation if the Key Employee does not own ten percent (10%) or more of any class of its stock.

(c)           Confidential Information.  The Key Employee will not, directly or indirectly, during the Key Employee’s employment and at any time following termination of the Key Employee’s employment with the Company for any reason, reveal, divulge or make known to any person or entity, or use for the Key Employee’s personal benefit (including for the purpose of soliciting business, whether or not competitive with any business of the Company or its subsidiaries or affiliates), any information acquired during the Employment Term with regard to the financial, business or other affairs of the Company or its subsidiaries or affiliates (including any list or record of persons or entities with which the Company or its subsidiaries or affiliates has any dealings), other than (i) for purposes of performing the Key Employee’s duties and responsibilities pursuant to this Agreement; (ii) information already in the public domain; or (iii) information that the Key Employee is required to disclose under the following circumstances: (A) at the direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for the Key Employee, to be disclosed by the Key Employee in connection with any legal action or proceeding involving the Key Employee in the Key Employee’s capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company.

(d)           The Key Employee will, upon the earlier of (i) any time requested by the Company or (ii) termination of the Key Employee’s employment with the Company for any reason, promptly deliver to the Company all documents, memoranda, notes, reports, lists, files, customer lists, mailing lists, software, disks, credit cards, door and file keys, computer access codes, instructional manuals, and other physical or personal property which the Key Employee received or prepared or helped to prepare in connection with the Key Employee’s relationship with the Company including, but not limited to, any confidential information (as set forth above) of the Company or any of its subsidiaries and affiliates which the Key Employee may then possess or have under the Key Employee’s control, and the Key Employee shall not retain any copies, duplicates, reproductions or excerpts thereof.

(e)           Agreement not to Solicit.  During the Employment Term and for the Post-Termination Period, the Key Employee shall not (except on behalf of or with the written consent of the Company), either directly or indirectly, on the Key Employee’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate, or (ii) attempt to solicit, divert, or appropriate, any person or entity that is or was a customer of the Company or any of its affiliates at any time during the twelve (12) months prior to the date of the Key Employee’s termination and with whom the Key Employee has had material contact.

(f)            Agreement not to Recruit.  During the Employment Term and for the Post-Termination Period, the Key Employee shall not, either directly or indirectly, on the Key Employee’s behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away, any employee of or consultant to the Company or its subsidiaries or affiliates.

(g)           Reasonableness of Restrictions.  The Key Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 3.9 are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its confidential information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause the Key Employee any undue hardship nor unreasonably interfere with the Key Employee’s ability to earn a livelihood.  If any court determines that any portion of this Section 3.9 is invalid or unenforceable, the remainder of this Section 3.9 will not thereby be affected and will be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Section 3.9, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall reduce the duration or scope of such provision and enforce such provision as so reduced.

(h)           Enforcement.  Upon the Key Employee’s employment with an entity that is not a subsidiary or affiliate of the Company (a “Successor Employer”) during the period that the provisions of this Section 3.9 remain in effect, the Key Employee will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within thirty (30) days thereof.  The Key Employee agrees that in the event of a breach or threatened breach of the terms and conditions of this Section 3.9 by the Key Employee, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against the Key Employee, to obtain damages for any such breach, or to enjoin (in the form of specific performance, temporary restraining order, temporary or permanent injunction or otherwise) the Key Employee from any conduct in violation of this Section 3.9, without having to post a bond.

3.10        Parachute Payments.

(a)           Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution to or for the Key Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (all such payments and benefits, together, the “Total Payments”), would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other agreement, policy, plan, program or arrangement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order:  (i) the payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (iii) the payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata; provided, however, that the Total Payments shall only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Key Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Key Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Key Employee and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)           At the time that payments are made under this Agreement, the Company shall provide the Key Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).  If the Key Employee objects to the Company’s calculations, the Company shall pay to the Key Employee such portion of the Total Payments (up to 100% thereof) as the Key Employee determines is necessary to result in the proper application of this Section 3.10.  All determinations required by this Section 3.10 (or requested by either the Key Employee or the Company in connection with this Section 3.10) shall be at the expense of the Company.

3.11        Intentionally Omitted.

3.12        Payments Subject to Section 409A of the Code.

(a)           Notwithstanding the foregoing provisions of this ARTICLE III, to the extent required by Section 409A of the Code and applicable guidance thereunder, payments that the Key Employee would otherwise be entitled to receive hereunder during the first six months following the date of the Key Employee’s termination of employment will be accumulated and paid on the date that is six months and one day after the date of the Key Employee’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without adverse tax consequences to the Key Employee under Section 409A of the Code; provided, however, that no such delay shall apply with respect to payments to which the Key Employee is entitled in the event of the Key Employee’s death.

(b)           Any reimbursement of expenses or in-kind benefits provided under this Agreement, that is subject to and not exempt from Section 409A of the Code, shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth in Section 3.12(a)); provided that the Key Employee first provides documentation thereof in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c)           For purposes of determining the Key Employee’s entitlement to payment of any cash or other remuneration which is deferred compensation under Section 409A of the Code, any provision of this Agreement providing for payment of any such cash or remuneration upon “termination,” “termination of employment” or other event which is a termination of an employment relationship with the Company means that such payment is to be made upon a Separation from Service, with the Company and all of its subsidiaries and affiliates, for any reason, including without limitation, quit, discharge and retirement, and the Company and the Key Employee reasonably anticipate that no further services will be performed after such date or that the level of bona fide services performed after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Key Employee has been providing services for less than 36 months).

(d)           It is intended that the payments and benefits provided under this Agreement shall either be exempt from application of, or comply with, the requirements of Section 409A of the Code.  This Agreement shall be construed, administered, and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code.  Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed.  The Company shall not be held liable for any taxes, interest, penalties, or other monetary amounts owed by the Key Employee or other taxpayers as a result of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1          Governing Law.  This Agreement is governed by and will be construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law principles of such State.

4.2          Amendment and Waiver.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Key Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

4.3          Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

4.4          Entire Agreement.  Except as provided in the written benefit plans and programs referenced in Section 2.3(c) and Section 2.3(d), this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the employment of the Key Employee or the subject matter hereof in any way.

4.5          Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

4.6          Legal Fees.  The Company shall reimburse the Key Employee for all reasonable legal fees and expenses incurred by the Key Employee in a dispute regarding the Key Employee’s rights under this Agreement, within forty-five (45) days of when such fees and expenses are incurred, but in no event later than the end of the taxable year in which such fees and expenses are incurred, unless a court of competent jurisdiction determines the Key Employee’s position in such dispute not to be bona fide.

4.7          Headings.  The paragraph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.

4.8          Actions by the Board.  Any and all determinations or other actions required of the Board (or a committee thereof) hereunder that relate specifically to the Key Employee’s employment by the Company or the terms and conditions of such employment will be made by the members of the Board or such committee other than the Key Employee (if the Key Employee is a member of the Board or such committee), and the Key Employee will not have any right to vote or decide upon any such matter.

4.9          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[Signature Page Follows]

INTENDING TO BE BOUND, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

MYR GROUP INC.

By:	/s/ LARRY F. ALTENBAUMER
Name:	Larry F. Altenbaumer
Title:	Chairman Compensation Committee

KEY EMPLOYEE:

/s/ PAUL J. EVANS
Paul J. Evans